Exhibit 99.1
SI-BONE, Inc. Reports First Quarter 2022 Financial Results

SANTA CLARA, Calif. May 9, 2022 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended March 31, 2022.

Recent Highlights
•Worldwide revenue of $22.4 million for the first quarter 2022, representing a 10% increase over the corresponding period in 2021
•U.S. revenue of $20.4 million for the first quarter 2022, representing a 9% increase over the corresponding period in 2021
•Gross margin of 87% for the first quarter 2022
•Expanded U.S. commercial organization to 18 sales regions with the addition of 2 new sales regions
•Awarded Breakthrough Device Designation by the FDA for iFuse Bedrock GraniteTM targeting adult spinal deformity
•New Technology Add-on Payment (NTAP) proposed by CMS for iFuse Bedrock GraniteTM

“Our performance in the quarter demonstrates our focused execution to navigate the macro headwinds.” said Laura Francis, Chief Executive Officer of SI-BONE. “As an innovation-driven industry pioneer, we are on the forefront of developing breakthrough sacropelvic surgical solutions to drive top line growth. After the successful launch of TORQ last year, I am extremely proud of the recognition of iFuse Bedrock Granite by the FDA and CMS. Consistent with our long-term value creation strategy, our growing portfolio of highly differentiated solutions positions us to help thousands of patients and extend our leadership as a sacropelvic solutions company."

First Quarter 2022 Financial Results

Worldwide revenue was $22.4 million in the first quarter 2022, a 10% increase from $20.4 million in the corresponding period in 2021. U.S. revenue for the first quarter 2022 was $20.4 million, a 9% increase from $18.8 million in the corresponding period in 2021. International revenue for the first quarter 2022 was $2.1 million, a 24% increase from $1.7 million in the corresponding period in 2021.

Gross margin was 87% for the first quarter 2022, as compared to 89% in the corresponding period in 2021. Gross margin in the first quarter 2022 was impacted by lower average selling prices due to procedure and site of service mix, as well as an increase in cost of operations to support the growth of the business.

Operating expenses increased 22% to $36.3 million in the first quarter 2022, as compared to $29.8 million in the corresponding period in 2021. The increase was driven by higher sales and marketing expenses related to sales force expansion, higher travel costs, research and development investment and increased stock-based compensation.

Operating loss was $16.9 million in the first quarter 2022, as compared to an operating loss of $11.6 million in the corresponding period in 2021.

Net loss was $17.4 million, or $0.52 per diluted share for the first quarter 2022, as compared to a net loss of $12.2 million, or $0.37 per diluted share in the corresponding period in 2021.

Cash and marketable securities were $130.7 million and long-term borrowings were $35.0 million as of March 31, 2022.

2022 Financial Guidance

SI-BONE is encouraged by the strong momentum in the business, but remains cognizant of the uncertainty surrounding COVID-19 and its impact on elective procedures as well as hospital and ASC infrastructure and staffing levels. The Company continues to expect total 2022 revenue of approximately $106 million to $108 million, representing growth of 18% to 20% compared to full year 2021.

Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the first quarter 2022 financial results after market close on Monday, May 9, 2022 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 6088498. The webcast can be accessed at https://investor.si-bone.com.

About SI-BONE, Inc.

SI-BONE (NASDAQ: SIBN) is a global leader in technology for surgical treatment of musculoskeletal disorders of the sacropelvic anatomy. In 2009, SI-BONE introduced the iFuse Implant System for minimally invasive surgery of the SI joint, shown to be a source of pain in 15% to 30% of chronic low back pain. Since then, more than 2,700 surgeons have performed a combined total of more than 65,000 SI joint fusion procedures. A unique body of evidence, supporting the triangular iFuse implant, including two RCT’s and over 100 peer reviewed publications, has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with SI-BONE's triangular iFuse implant. SI-BONE is leveraging its market leadership position, supported by this proprietary reimbursement advantage, to commercialize other devices intended for surgical treatment of related aspects of the human anatomy. For more information or to join our team, please visit us at at www.si-bone.com.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

SI-BONE and iFuse Implant System are registered trademarks of SI-BONE, Inc. ©2022 SI-BONE, Inc. All Rights Reserved.

Forward Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include the impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, whether the COVID-19 pandemic will recur in the future, and SI-BONE's ability to increase demand for iFuse. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Matt Bacso, CFA
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$22,439	$20,442
Cost of goods sold	2,983	2,200
Gross profit	19,456	18,242
Operating expenses:
Sales and marketing	25,605	20,922
Research and development	3,580	2,955
General and administrative	7,139	5,940
Total operating expenses	36,324	29,817
Loss from operations	(16,868)	(11,575)
Interest and other income (expense), net:
Interest income	73	61
Interest expense	(561)	(1,064)
Other income (expense), net	(54)	336
Net loss	$(17,410)	$(12,242)

Net loss per share, basic and diluted	$(0.52)	$(0.37)
Weighted-average number of common shares used to compute basic and diluted net loss per share	33,792,326	32,691,578

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$27,329	$63,419
Short-term investments	103,402	83,560
Accounts receivable, net	12,682	14,246
Inventory	14,705	11,498
Prepaid expenses and other current assets	3,143	3,143
Total current assets	161,261	175,866
Property and equipment, net	10,276	8,992
Operating lease right-of-use assets	4,917	5,248
Other non-current assets	395	400
TOTAL ASSETS	$176,849	$190,506

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,998	$3,198
Accrued liabilities and other	9,169	12,353
Operating lease liabilities, current portion	1,286	1,339
Total current liabilities	15,453	16,890
Long-term borrowings	35,024	34,973
Operating lease liabilities, net of current portion	3,889	4,166
Other long-term liabilities	45	57
TOTAL LIABILITIES	54,411	56,086

Stockholders' Equity:
Common stock and additional paid-in capital	435,593	429,917
Accumulated other comprehensive income	104	352
Accumulated deficit	(313,259)	(295,849)
TOTAL STOCKHOLDERS’ EQUITY	122,438	134,420
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$176,849	$190,506